Contract № P10-1002	Exhibit 4.2

Moscow

29.12.2009

CJSC “Tetra Pak”, Moscow, hereinafter referred to as the “Seller”, represented by Vice President, Sales Management Winfried Muehling acting on the basis of Power of Attorney № 14-11/104 dated 01.01.2009, on the one part, and

OAO “Wimm-Bill-Dann”, Moscow, Russia, hereinafter referred to as the “Buyer”, represented by Purchasing Director Lyubimov A.I., acting on the basis of  Power of Attorney w/n dd 03.07.2009, on the other part, have concluded the present contract on the following:

1. SUBJECT OF THE CONTRACT.

1.1. The Seller sells and the Buyer buys packaging material for packaging of food (milk, juices, milk-containing and juice-containing food products) together with respective additional materials (Strips, Caps, Straws and etc.) in accordance with the Specification (Annex No.1 to the present contract), hereinafter referred to as “the Goods”, and custom cleared (if applicable) and free from third parties rights and charges.

1.2. Deliveries shall be fulfilled as per orders placed by the Buyer in accordance with the Annex No. 2. The orders are placed by the Buyer mainly via e-business electronic system. Orders may also be placed by fax/e-mail.

2. TOTAL CONTRACT AMOUNT.

Approximate amount of the Contract is EURO  140 000 000 (one hundred forty million), VAT excluded. The exact amount of the Contract is to be determined according to the actual deliveries of the Goods.

3. PRICE OF THE CONTRACT.

3.1. Price of the Goods stipulated in the Specification (Annex No.1 to the present Contract), is given in EURO and comprises the following:

•                  cost of packaging material ex manufacturing plant stated in the specification (Annex no.1 to the present contract);

•                  cost of pallets

3.2. In case packaging material is shipped from TP Moscow factory, the Seller is obliged to prove transport costs reinvoicing by submitting to the Buyer copies of the invoices issued to the Seller by the transport companies, if other is not agreed between the parties.

3.3. The price of the Goods excludes VAT and other taxes due for payment by the Buyer. VAT is to be paid at the rate valid at the date of the invoice issued by the Seller.

3.4. Price of the Goods excludes the following:

• cost of LS-strip (for roll-fed material; is shown in the invoices separately);

• cost of insurance ([*]% from the price of the Goods; added to the price of the Goods, is shown separately in the documents);

• cost of transportation (added to the price of the Goods; is shown separately in the documents);

3.5. The cost of insurance and transportation are included in the invoices separately and due for payment by the Buyer within terms stipulated in the item 4.1 of the present contract.

3.6. Price of the Goods and currency of the contract can be amended by the Seller within validity of the present contract by written mutual agreement of the Parties.

3.7. The Seller should come to an agreement with the Buyer about the new prices and/or change of

SELLER	BUYER

currency not later than two months before the changes enter into force.

4. QUANTITY OF GOODS AND TERMS OF PAYMENT.

4.1. Payment should be made in rubles by the bank transfer to the Seller’s account (refer to article 16) in accordance with the exchange rate of the Central Bank of RF on the date of writing off the amount from the Buyer’s account. Factura-invoices should be paid within [*] calendar days from the date of its issuing.

The Seller presents the copies of invoices by e-mail or fax during the working day next to the day of shipment while for import deliveries during the working day next to the day of custom clearance.

If the payment is received within [*] calendar days after of the date of Seller’s invoice, the Buyer has the right for a bonus in the amount of [*]% from the invoice amount excluding VAT. The bonus shall be transferred to the Buyer’s account  till the [*] day of the month that follows the month when the bonus was granted.

4.2. Date of issue of the factura-invoice can not be earlier than the date of dispatch while for import deliveries this date can not be earlier than the date of custom clearance.

4.3. In case the Buyer breaches payment terms on its fault, the Seller has the right to charge the penalty on overdue amount on the basis of [*] annual rate for every day of delay. The Seller should inform the Buyer in written if such penalties are implemented.

4.4. Due to production characteristics, the Seller has the right to deliver up to 10% above or below the quantity of ordered Goods. In this case delivery is considered to be agreed on the terms of the present contract. In the end of each month the parties shall sign statement of accounts based on actually delivered goods. This statement forms the ground for final accounts.

5. TERMS OF DELIVERY.

5.1. The Goods are to be delivered to the Buyer’s warehouses by transport of the Seller at the Buyer’s expense unless otherwise is specified in the order.

Delivery addresses:

OJSC Wimm-Bill-Dann

Russia, 115201, Moscow, 1st Varshavsky proezd, 6

Russia, 127591, Moscow, Dmitrovskoe sh, 108

Russia, 127591, Moscow, Dmitrovskoe sh, 108A

Russia, 121471, Moscow, Ryabinovaya str, 51

OJSC WBD branch Timashevsky Dairy

Russia, 352700, Krasnodar region, Timashevsk Gibridnaya str., 2

OJSC WBD branch Ufamolagroprom

Russia, 450038, Ufa, Internatsionalnaya str., 129a

OJSC WBD branch Nizhegorodsky Dairy

Russia, 603309, Nizhny Novgorod,  Larina str., 19

SELLER	BUYER

OJSC WBD branch Vladivostoksky Dairy

Russia, Pervaya Rechka station, Dalnevostochnaya Railway, station code -981307

Russia, 690087, Vladivostok, Strelochnaya str., 19

OJSC WBD branch Sibirskoe Moloko

Russia, Kleshchikha station, West-Siberia Railway, station code -850204  or

33, Petukhova str., Novosibirsk, 630088, Russia  or

54, Sibiryakov-Gvardeytsev str., Novosibirsk, 630088, Russia

OJSC WBD branch Obninsky Dairy

Russia, Kaluga Region, Obninsk, Kurchatova str., 53

OJSC WBD branch Nazarovskoe Moloko

Russia, Achinsk station, Krasnoyarskay Railway or

56, Arbuzova str., Krasnoyarsk region, Nazarovo, 662200, Russia

OJSC WBD branch Anninskoe Moloko

Russia, 396250, Voronezhskaya oblast, p.g.t. Anna, Sevastopolskaya str., 4

OJSC WBD branch Baltiiskoe Moloko

Russia, 1942921, S-Petersburg, promzona Parnas,

6-Verhny per., 1

OJSC WBD branch EKDP

Russia, 307100, Kursk region, Fatezh area, pos. Chermoshnoy

OJSC WBD branch Manros M

Russia, Omsk-Vostochny station, West-Siberia Railway, station code — 831203 or

33, 2nd Solnechnaya str., Omsk, 644073, Russia

5.2. Delivery is to be made by fully-loaded carriers according to the order agreed by the parties, the only exception being the last shipment.

5.3.1. Dispatch of all kinds of the Goods should be made within [*] working days after the Seller receives the official order from the Buyer provided the Seller has the design - the original proof of technological texts signed and dated, duly approved by the Buyer.

5.3.2. The Seller is obliged to deliver the Goods during period stipulated in the Annex №4 depending on the place of dispatch and the place of delivery. Periods of delivery are calculated from the moment of dispatch of the Goods from the Seller’s factories. In case period of time for dispatch of the Goods exceeds period of time indicated in p. 5.3.1. then delivery time indicated in Annex 4 should be calculated from the latest date of dispatch described in p. 5.3.1.

5.3.3. Delivery Date, confirmed by Seller, can not be out of dates, calculated in accordance with point 5.3.2.

In case if delivery date is out of delivery time maximum range, calculated in accordance with point 5.3.2 and another didn’t agreed between parties, then delivery date should be the last day, calculated in accordance with point 5.3.2.

SELLER	BUYER

5.3.4. Confirmation of the order serves as a confirmation that the Seller has the design corresponding to the order.

5.4. The design should be made in accordance with the design color printout provided by the Buyer and agreed upon between the Buyer and the Seller. Signed and dated design proof is to be considered as the final version of design for production of placed order.

5.5. In case the Buyer changes the design during  the production of the order already placed and confirmed, within [*] hours from the receipt of the notification about renewal of design and stoppage of production of the order with old design, the Seller has to stop the production of the order with the design to be amended, and the Buyer is obliged to buy already produced lot of Goods and/or to pay the costs connected with the preparation of the order for production as per documents confirming actual costs.

5.6. Any changes in the designs existing at the moment of signing of the present contract as well as elaboration of new designs are to be made by the Seller at the terms agreed upon with the Buyer and stipulated in the separate contract.

5.7. In case of delay of delivery at the Seller’s fault, the Buyer has the right to charge the penalty on delayed lot of delivery amount on the basis of [*] % annual rate for every day of delay. The Buyer should inform the Seller in written if such penalties are implemented.

5.8. The Buyer shall undertake the costs of storage of unpaid Goods at the Seller’s warehouse in case of delay in shipment of the Goods, if such delay occurred due to the Buyer’s fault and exceeded [*] calendar days from the maximum dispatch date, calculated in accordance with points 5.3.1. and 5.3.2. The Seller should provide the Buyer with the report about the actual storage costs. Storage costs are calculated starting from [*] calendar day.

After [*] days expire, the Seller has the right to invoice to the Buyer actually born storage costs and to dispatch the Goods to the Buyer on the [*] day by the Seller’s transport at the Buyer’s expense with 2 (two) workings days written preliminary note to the Buyer. In this case the Buyer has to accept the Goods at the Buyer’s warehouse within 24 (twenty four) hours from the moment of arrival of the truck to the Buyer’s warehouse provided the date of arrival is a working day.

5.9. The Seller shall send to the Buyer shipment advice immediately after shipment of the truck from the factory/customs terminal and supply the Buyer with the transport documents for each shipment lot by fax/e-mail within 48 (forty eight) hours from the delivery.

5.10. The Buyer shall be informed in advance about the possibility of transfer the production of packaging material to another production facility. This decision shall be made by mutual agreement of the parties.

5.11. The Buyer shall compensate to the Seller  the costs connected with the demurrage of unloaded truck, starting from the day after the agreed date of arrival of the truck to the address indicated in the transport documents, on the basis of [*] EURO (VAT excluded) per day for the demurrage of unloaded truck arrived from Tetra Pak factories provided the truck arrives to the address indicated in the transport documents not later than 12:00am on the agreed arrival date.

5.11.1. In case the truck arrives to the address, specified in the transport documents, earlier than the agreed arrival date, the demurrage cost from the moment of arrival of the truck till agreed delivery date should not be charged.

5.11.2. In case the truck arrives to the address, specified in the transport documents, later than 12:00am at the agreed arrival date, the demurrage cost should be calculated after 24 (twenty four) hours from the time of arrival of the truck to the Buyer’s warehouse.

SELLER	BUYER

5.11.3. In case the truck arrives to the address, specified in the transport documents, later than the agreed arrival date, the demurrage cost should be calculated after 48 (forty eight)  hours from the actual time of arrival of the truck to the Buyer’s warehouse. Actual time of arrival of the truck (date, time) is to be stated by the Buyer’s representative in the transport documents.

The remarks of the Buyer’s representative and transport company representative in the transport documents are to be the basis for the demurrage calculation (transport waybill — for domestic deliveries, CMR — for import deliveries).

5.12. Delivery date is considered to be the date of delivery of the Goods to the buyer’s warehouse. The Buyer shall return to the Seller signed copy of delivery note TORG-12 within [*] days from the date the Seller provides the Buyer with this document but not earlier than the delivery date.

5.13. In spite of delivery terms agreed upon by the parties, the title of the Goods transfers to the Buyer from the moment of dispatch of the Goods from the Seller’s warehouse to the forwarder; in case of import delivery of the Goods — from the date of customs clearance and release of the Goods for free circulation on RF territory.

6. TRANSPORTATION RISK.

6.1. The Seller shall take the risk of loss or damage to the Goods which might arise during transportation of the Goods to the Buyer’s warehouse by the Seller’s transport.

6.2. The Seller shall reimburse to the Buyer all the losses including transportation costs and insurance occurred due to the damage of the Goods during transportation provided the Buyer fulfills the terms stated in the article 10.7 of the present contract “Acceptance of the Goods damaged during the transportation”.

The Buyer shall determine the form of reimbursement by cash or by delivery.

7. REQUIREMENTS TO PAYMENT ORDERS.

The Buyer shall specify the following information when filling in the payment orders for prepayment or payment according to the invoice:

• Date and number of the factura-invoice

• INN

• Exchange rate at the date when the money have been written off from the Buyer’s account

• Name of WBD branch or site, which is performing payment.

In case prepayment or payment against invoice is made by the third party, the name of the Buyer must be stipulated in the payment order in addition to the items above.

8. PACKING AND MARKING.

8.1. The Goods are to be dispatched in packing suitable for Iong distance transportation. Each cargo unit (pallet) is wrapped in polyethylene film. Marking of the pallet shall be as follows:

Consignee:

Address of destination:

Name of the Seller:

Name of the Goods:

Pallet weight:

Quantity:

Manufacture date:

Lot number:

9. STORAGE TERMS.

9.1. Each pallet with packaging material is wrapped in polyethylene film.

SELLER	BUYER

9.2. Pallets with roll-fed packaging material can be stacked in three rows on top of each other provided they are separated by the rigid dividers. Pallets with blank packaging material as well as additional materials (caps and straws) are prohibited for stacking in more than one row.

9.3. Transportation pallets are irrevocable and its lifetime is limited.

9.4. The Goods must be stored only on pallets, 100mm min away from the walls.

9.5. The Goods must not be exposed to direct moisture (such as pipes evaporation) or sunlight.

9.6. Temperature: Permitted storage temperature is set in a range +10° - +40°C; however before the production the Goods must pass the adaptation period at the temperature +20° - +30° C. The optimal storage temperature is +20°C.

9.7. Air humidity: 40% to 65 % RH.

10. ACCEPTANCE OF THE GOODS.

10.1. The Buyer or Consignee shall put the remarks (if necessary) in the transport documents during acceptance of the Goods. In case of discrepancy between actually accepted quantity and quantity declared in the transport document, the Buyer/Consignee or Carrier shall put the respective remark in the transport document.

10.2. Within 5 (five) calendar days from shipment date the Seller shall provide the Buyer with factura-invoice and delivery note issued in the form legally approved by Goskomstat RF (TORG-12) for each shipment lot.

10.3. Final acceptance of the Goods in respect of cargo units of delivered goods is to be made by the Buyer at the site within [*] calendar days from the date of the delivery.

10.4. In case the Buyer has any claims as per quality of delivered Goods or damages which can not be seen during acceptance, he has the right to submit these claims to the Seller within 12 (twelve) months from the delivery date provided  all the storage requirements stipulated in the article 9 have been met. No claims are accepted if the above time is overdue.

10.5. In case of any claims the Buyer should prepare the claim according to the “Goods Claim Routine” (Annex №3 to the present contract).

10.6. If the quality/quantity claims are submitted by the Buyer and received by the Seller not later than 12 (twelve) months from the date of delivery of the Goods to the Buyer’s warehouse, the claimed goods shall be delivered to the Buyer within [*] from the date the claim has been accepted. In this case the Seller shall reimburse to the Buyer the transportation cost and insurance of the claimed/under-delivered material.

10.7. Acceptance of goods damaged during transportation.

In case transport damage to the Goods is found,  the Buyer shall make the following steps at his own expense and risk:

• to make the acceptance of the damaged goods,

• to immediately inform the Seller about the damages in written by fax/cable/e-mail,

• to take all the necessary steps to prevent  further damage and loss of the goods and transport facilities,

• to take pictures of the damaged goods prior to unloading (the picture should show the damage and, whenever possible, the reason of the damage),

• in case of truck delivery of damaged goods, to put the appropriate remarks in the transport documents/CMR, to get a signature of the transport company representative on these transport documents. In case the transport company representative refuses to sign the transport documents with the remark of the damage, the Buyer puts this remark by himself.

SELLER	BUYER

• in case the damaged goods arrived by rail or by the Buyer’s transport, the Buyer, together with the railways representatives, shall make the commercial certificate about the damage during unloading the goods. In case it is impossible to make this certificate during unloading, it has to be issued within the next 24 (twenty four) hours. Should the carrier refuses to make this commercial certificate or this certificate is issued with mistakes, the consignee is obliged to inform the forwarder in written within 3 days. The letter signed by the railway authorities is to serve enough ground for the Seller to receive the Buyer’s claim for consideration.

• to forward the originals of the above listed documents to the Seller by courier service within 72 (seventy two) hours from the moment of acceptance of the goods.

11. INTANGIBLE PROPERTY.

11.1. The Buyer releases the Seller from any obligations towards third parties connected with the orders illegitimately placed by the Buyer.

11.2. Provided the Seller sticks to agreed signs, indications, texts, drawings and its allocation on the Goods in accordance with the design color printout stipulated in the article 5.4. of the present contract, the Buyer releases the Seller from any responsibility for all the claims and damages which might be caused by the use or the reproduction of the existing somebody else’s designs, trademarks, texts or placement in respect of the provided signs printed on the Goods.

11.3. The Seller confirms the following:

• allocation of trade mark by the Seller regardless of the color printout of the design (if applicable) shall be made by the Seller itself and shall not create obstacles in using the Goods by the Buyer;

• the Seller has obtained all the necessary owner’s permissions for trademark allocation on the Goods regardless of the design color printout (if applicable), for its use and distribution on the Buyer’s territory;

• construction of packaging material, goods made of it, and separate elements, its form and composition as the objects of intellectual property are free from rights and charges of third parties;

• delivered Goods are released for free circulation on the Buyer’s territory.

In case of breach of this condition the Seller is obliged to reimburse to the Buyer losses born by the latter.

11.4. In case of unauthorized use of the Seller’s or Buyer’s trademarks by one of the parties without permission, the injured party may terminate this Contract and seek for damages  compensation or any other remedies available under applicable laws.

12. FORCE MAJEURE.

12.1. If the Seller or the Buyer are prevented to perform its obligations in accordance with this Contract in full or partially or is unreasonably burdened by circumstances beyond his control, including but not limited to: Acts of God, civil war, mobilization, military conscription on a large scale, riots, insurrections and revolutions, sabotage, requisition, confiscation, nationalization, embargoes and expropriation, public bans or acts of authorities, strikes, lockouts, natural cataclysms  such as hurricanes, earthquakes, lightning, fire, explosions, abnormal weather conditions for the concrete area, non-fulfillment of obligations and delays of deliveries by subcontractors due to above mentioned circumstances, the delay in the performance of the obligations under the present contract will not lead to any obligation for compensation.

12.2. Force-majeure circumstances should be proved by the certificate issued by the competent authorities.

12.3. The party declared that force-majeure circumstance occurred, should inform the other party about it within 7 (seven) calendar days from the moment such circumstances occur.

12.4. The party declared that force-majeure circumstance occurred, should provide the other party with

SELLER	BUYER

the documents stipulated in the article 12.2. during 30 (thirty) working days from the moment such circumstances occur.

12.5. Should the above period is violated, the respective party loose the right to refer to such circumstances as to the ground releasing this party from the responsibility/compensation.

13. ARBITRATION.

13.1. The Seller and the Buyer shall take all measures to settle all disputes arisen from the present contract by amicable way.

13.2. All disputes, differences or demands which may arise out of or in connection with the present Contract, in respect of its fulfilment, violation or nullification, are to be settled in the International commercial Arbitration court at the Chamber of Commerce and Industry of RF in Moscow in accordance with it’s Rules.

13.3. Place of arbitration is Moscow. During the settlement of all disputes the parties must be guided by the Material Rules of RF.

14. CONFIDENTIALITY.

14.1. The parties hereby agreed that any information with stamp “confidentially”, transferred by act of acceptance-transmission on any information carrier transferred or received within the frame of the present contract or in connection with it, is to be treated as confidential and shall not be disclosed to third parties without mutual agreement by the parties, with the exception of public authority demand.

14.2. The parties agreed that in case of consent for the transfer of confidential information to third parties, the party initiated this transfer is responsible for keeping this information by third parties as confidential. The parties also bear responsibility for keeping the confidential information by its staff.

14.3. The confidentiality clause will as well be valid during [*] years after the contract is terminated.

15. OTHER CONDITIONS.

15.1. The contract enters into force from 01.01.2010 and is valid within 1 calendar year, i.e. till December 31, 2010

Termination of the Contract should not release the parties from the performance of its obligations acting on the date of the contract termination.

15.2. All the preliminary agreements, discussions and correspondence between the parties in respect of this contract are to be considered null and void from the date of signing of the present contract.

15.3. All the Annexes and Annexes to the present contract form its integral part.

15.4. All the Amendments and Annexes to the present contract are valid only if made in written form and signed by both parties.

15.5. Neither party has the right to assign its obligations and rights under the present contract to any third party without written consent of the other party.

However the Seller can assign its rights and obligations regarding this Contract to another company within Tetra Laval Group. The Buyer can assign its rights and obligations regarding this Contract to another company within Wimm-Bill-Dann group located in the European part of the Russian Federation.

In both cases the above should take place against written consent of the parties.

15.6. If the Buyer terminates the present contract before its end, the Seller must immediately stop further production of the Goods for the deliveries under the present contract provided the Buyer supplies the Seller with written intention to terminate the contract before its end. Should there be any orders in

SELLER	BUYER

production, the Seller should immediately stop further production and the Buyer is obliged to pay the price of the Goods actually produced on the date of termination of the present contract.

15.7. In case of amendments in the legislation in respect of tax rates, payments shall be effected in accordance with the tax rate valid at the date of factura-invoice and delivery note. In this case VAT shall be paid at the rate valid on the date of the Seller’s invoice.

15.8. The Parties hereby recognize the documents transmitted by fax or electronic facilities, including but not limited to: e-mail and electronic system e-business, to be equivalent to that executed in the appropriate written form. Such documents shall be binding upon both parties provided they are signed by authorized parties. The parties agree that the way of transmitting the documents by fax or electronic facilities per se shall not constitute the grounds to contest their validity or binding character.

16. LEGAL ADDRESSES OF THE PARTIES.

Seller:

CJSC Tetra Pak

Address:

8, Wilhelm Pieck str., 129226 Moscow, Russia.

Account:

INN 7706017070

Acc. 40702810900001000943 with ING Bank Evrazia Moscow

Corr. acc. 30101810500000000222

BIK 044525222 KПП 774850001

Address of the Bank:

127473, Moscow, Krasnoproletarskaya st, 36

Buyer:

OAO “Wimm-Bill-Dann”

108, Dmitrovskoe sh., 127591, Moscow, Russia

Moscow Bank of Savings Bank of Russia, Moscow 6 Boljshaja Andronyevskaya Street,

109544, Moscow, Russia

Current account № 40702810038000130059

INN 7713085659

OKOHX 81200, 72200, 71500, 18151, 84100

OKПO 05268977

K/c 30101810400000000225

BIK 044525225

The Contract is made in English and Russian languages in two copies, one for each party. In case of differences between English and Russian texts the Russian text shall always prevail over the English text.

Annex 1: Specification of the Goods

Annex 2: LQS and Quantity discounts for packaging material.

Annex 3: Packaging material claim routine.

Annex 4: Periods of delivery of the Goods.

FOR AND ON BEHALF OF THE SELLER

(Winfried Muehling, Vice President, Sales Management)

Date: December 29, 2009.

FOR AND ON BEHALF OF THE BUYER

(Lyubimov A.I., Purchasing Director)

Date: December 29, 2009.

SELLER	BUYER

Annex No. 2 to contract No. P10-1002

1. Set-up charges and minimum order size:

1.1. Tetra Brik / Tetra Brik Aseptic / Tetra Prizma Aseptic (juice/milk)

Minimum order size without set-up charge equals to [*] pack for packaging material of 1,5-2 litre volume and  [*] packs for  the smaller volumes.

Set-up Charges for the listed materials must be charged for individual order or co-print less than [*] pack for packaging material of 1,5-2 litre volume and  [*] packs for  the smaller volumes as a lump sum per printing method:

Flexo / Flexoprocess	+ [*] EURO per order
Roto / Offset	+ [*] EURO per order

Set-up Charge does not include VAT and must be shown in the invoice separately.

In case of partial deliveries of orders less than [*] pack for packaging material of 1,5-2 litre volume and  [*] packs for  the smaller volumes, total amount of set-up charge is to be added to the first invoice.

1.2. Tetra Fino Aseptic

Minimum order size without Low Quantity set-up charge equals to [*] packs.

Set-up charges for the listed materials must be charged for individual order or co-print less than [*] packs as a lump sum per printing method:

Flexo / Flexoprocess	+ [*] EURO per order
Roto / Offset	+ [*] EURO per order

Set-up charge does not include VAT and must be shown in the invoice separately.

In case of the partial delivery with quantity not less than [*] packs, total amount of set-up charge is to be added to the first invoice.

1.3. Tetra Top

Minimum order size without Low Quantity Set-up charges equals to [*] packs.

Set-up Charges for the listed materials must be charged for individual order or co-print less than [*] packs as a lump sum per printing method:

Flexo / Flexoprocess	+ [*] EURO per order
Roto / Offset	+ [*] EURO per order

Set-up charge does not include VAT and must be shown in the invoice separately.

In case of partial delivery with quantity not less than [*] packs, total amount of set-up charge is to be added to the first invoice.

1.4. Minimum production order size for roll packaging material — 1 roll.

125 ml – minimum [*] packs

160 – 300 ml – minimum [*] packs

330 – 600 ml – minimum [*] packs

750 – 1000 ml – minimum [*] packs

over 1000 ml – minimum [*] packs

ПРОДАВЕЦ / SELLER	ПОКУПАТЕЛЬ / BUYER

2. Low Quantity Surcharges for Blank Packaging Material Tetra Rex.

2.1. Tetra Rex Low Quantity Surcharge scheme:

Order (1000 packs)	Surcharge (EURO / 1000 packs)
[*] – [*]	[*]
[*] – [*]	[*]

Low Quantity Surcharges are based on ordered quantity. When ordering quantities stipulated in column “Order” a sum of EURO stipulated in column “Surcharge” should be added to the price.

2.2.  Minimum production order size for blank material Tetra Rex equals to [*] packs.

3. Order Routine for packaging material.

3.1. The term “Single order” should be interpreted as Buyer’s order for production of certain quantity of packaging material with one approved design.

3.2. The term “Co-print order” should be interpreted as a set of single orders with designs of similar colors in quantity multiple to:

•	[*] for factories
ТP Moscow: TBA/m 1000ml Base FD;
TP Kiev: TB/m 500ml Base FD/FPCD and TB/m 1000ml Base FD/FPCD;
ТP Wrexham: TBA/lk 2000ml Slim.

•	[*] for factories
TP Moscow: TBA/m 1000ml Base FPCD; TBA 1000ml Slim FPCD; TBA 1500ml Slim; TFA 1000ml
TP Kiev: TB/m 500ml Square и TB/m 1000ml Square; TBA 500ml Slim
TP Gorny Milanovec: TBA/jk 500ml Square
TP Limburg: TPA 1000ml Square

•	[*] for factories
TP Kiev: TBA 200ml Base
TP Dijon: TBA 200ml Square

•	[*] for factories
TP Kiev: TBA/m 200ml Slim
TP Lund: TT 500ml Midi; TBA 250ml Base
TP Arganda: TPA 330ml Square FPCD MF; TPA 250ml Square FPCD TF, TPA 330ml Square FPCD TF

“Co-print order” term is valid only for roll-fed material Tetra Brik, Tetra Brik Aseptic, Tetra Prizma Aseptic, Tetra Fino Aseptic, Tetra Top.

3.3. The order for roll-fed packaging material should be placed in quantity divisible by one mother reel for respective type of package.

3.4. Single order or co-print order forms an integral part of the present Contract, should be issued in accordance with enclosed form and should contain the following information:

•                  customer name;

•                  product name and design number with indication of plate numbers;

•                  type/volume of package;

•                  quantity of ordered material;

•                  requested date of arrival of the Goods at the Buyer’s warehouse;

•                  place of production of packaging material.

ПРОДАВЕЦ / SELLER	ПОКУПАТЕЛЬ / BUYER

3.5. The order should be sent to the address of Customer Service Representative (CSR) via e-business electronic system (in most cases) or, in exceptional cases, via e-mail/fax.

3.6. Within  [*] working weeks upon receipt of the order the Seller shall inform the Buyer by fax or e-mail that the order has been accepted by the factory for production. The order forms an integral part of the present contract from the moment the Buyer receives the confirmation from the Seller.

3.7. Should there is no confirmation sent by the Seller, the order is considered unplaced.

4. Launch of new products.

The Seller grants to the Buyer the right to place [*] first orders free of Low Quality surcharge for a new product in the existing package format or for the products in new Tetra Pak package format.

FOR AND ON BEHALF OF THE SELLER

Date: 29/12/2009	(Muehling W., Vice President, Sales Management)

FOR AND ON BEHALF OF THE BUYER

Date: 29/12/2009	(Lubimov A.I., Purchasing Directo)

ПРОДАВЕЦ / SELLER	ПОКУПАТЕЛЬ / BUYER

Annex No. 3 to contract No. P10-1002

Goods Claim Routine.

1. Composing a claim act.

1.1.      In case the Buyer has any claims as per the quality and/or quantity of the Goods, the Buyer shall call a committee consisting of not less than 3 representatives of the Buyer appointed by the general manager, which shall draw up a Claim Act with mandatory indication of the following information:

•                  Company name and address;

•                  Claim Act number;

•                  Date and time;

•                  List of committee representatives with titles;

•                  Date of examination;

•                  Goods description;

•                  Production factory name;

•                  P-Order number (assigned by Tetra Pak and stated on the reel label);

•                  ID number (assigned by Tetra Pak and stated on the reel label in column “ID” or “Global ID”);

•                  Goods type;

•                  Date of Goods manufacture “Production Date” (if exists on label);

•                  Reel number or Parcel number;

•                  Delivery note #

•                  Date of arrival of the Goods to the Buyer;

•                  Packaging machine type (if Packaging Material used in production);

•                  Quantity of Goods not corresponding to contract;

•                  Description of inconsistencies;

•                  Signatures of all committee representatives.

A recommended sample of the Claim Act form is stated at the end of the present Annex.

1.2. The Claim Act shall be drawn up in not less than two originals, one of which shall be sent to the Seller.

2. Storage of material.

The material shall then be moved to a separate storage, placed on hold and stored according to the storage terms stipulated in the contract P10-1002.

3. Actions of the parties.

3.1. Buyer shall send the Claim Act and, in case of quality claim, material samples (not less than 4 meters of roll packaging material in the form of a roll, 20 samples of blank packaging material, in case of complains on stiffness the samples should be folded up by creasing lines as per package size; 20 samples of additional materials if it has defects) to the Seller to the following address: Moscow, ul. Vilgelma Pika, 8. Date of acceptance of the claim for consideration is to be the date of receipt of official claim by the Seller.

3.2. Customer Service Representative of the Seller will contact the Buyer within [*] hours once the claim is received to confirm the receipt of the claim.

3.3. Depending on the amount of material claimed/under delivered, the nature of the defect, the size of the order and the Buyer’s situation three different actions could be carried out:

3.3.1. If the nature of the defect and the impossibility of the Goods’ usage are evident to Tetra Pak specialist, the claim is accepted for consideration without sending Seller’s service engineer to the Buyer’s production site.

3.3.2. Urgent visit of Seller’s service engineer to the Buyer’s production site to investigate the claim. In this case, the service engineer is sent to the site at the time convenient for both parties. In case mutual consent was not reached, the above mentioned period shall not exceed [*] working days from the moment the claim is received.

ПРОДАВЕЦ / SELLER	ПОКУПАТЕЛЬ / BUYER

3.3.3. Upon mutual agreement of the parties for the article 3.3.2., claim may be investigated at the next production site visit by the service engineer. In this case, the claim will be investigated at the next site visit within [*] months from the date of receipt of the claim.

3.4. At the time of the visit, Seller’s service engineer investigates the possibility of using the Goods in the filling line.

3.4.1. If service engineer confirms that it is possible to use the Goods for production provided all adjustments made to the packaging machine are within the limits specified in the respective technical documentation supplied with the machine, the claim is rejected and the Buyer shall pay for the services rendered during the machine adjustment under current service contract.

3.4.2. If service engineer confirms that it is possible to use the Goods for production provided some of the adjustments made to the packaging machine are outside the limits specified in the respective technical documentation supplied with the machine, the claim is rejected but the services rendered during the machine adjustment shall be for the at the Seller’s expense.

3.4.3. If service engineer confirms that it is impossible to use the Goods for production after filling machine adjustments, the claim is rejected but the services rendered during the machine adjustment shall be for the at the Seller’s expense.

3.5. If service engineer has made adjustments to the packaging machine, the work report should list and detail the adjustments made. A copy of the report is returned to the Customer Service Representative.

3.6. Item 3.4 is not obligatory for application to quality claims referring to non-correspondence of the images place on the Goods to those agreed upon with the Buyer.

4. Claim decision.

4.1. Upon accepting the claim for consideration, Seller’s Customer Service Representative shall inform the Buyer about the decision taken regarding the material claim:

• within [*] working weeks from the receipt of the Claim Act for TP Moscow factory;

• within [*] working weeks from the receipt of the Claim Act for other TP factories.

4.2. In case there is no reply for the claim within period foreseen in the article 4.1, the claim is considered to be accepted by the Seller without any objections and should be satisfied in full.

4.3. In case the claim is accepted, the Seller should compensate the claimed/under delivered material in accordance with the contract P10-1002 and to move the claimed material as per Buyer’s request in the following order:

• for Buyers’ plants situated within Moscow and Moscow region: in case full truck of claimed material is available or within [*] months from the date of the Buyer’s request, whatever happens first.

• for other WBD plants: in case full truck of claimed material is available or within [*] months from the date of the Buyer’s request, whatever happens first.

ПРОДАВЕЦ / SELLER	ПОКУПАТЕЛЬ / BUYER

Annex No. 4 to contract No. P10-1002

ТP Factories / WBD Sites	ОJSC “WBD Beverages”, Moscow	ОJSC “WBD”, Moscow	ОJSC “WBD” branch “Anninskoe Moloko”, pgt Anna	ОJSC “WBD” branch “Timashevsky Dairy”, Timashevsk	ОJSC “WBD” branch “Vladivostoksky Dairy”, Vladivostok	ОJSC “WBD” branch “Nizhegorodsky Dairy”, Nizhny Novgorod	ОJSC “WBD” branch “Sibirskoe Moloko”, Novosibirsk (railway)	ОJSC “WBD” branch “Sibirskoe Moloko”, Novosibirsk (auto)	ОJSC “WBD” branch “EKDP”, Kursk region	ОJSC “WBD” branch “Manros-М”, Omsk	ОJSC “WBD” branch “Ufamolagroprom”, Ufa	ОJSC “WBD” branch “Baltijskoe moloko”, Saint-Petersburg	ОJSC “WBD” branch “Obninsky Dairy”, Obninsk	ОJSC “WBD” branch “Nazarovskoe Moloko”, Krasnoyarsk region (auto)	ОJSC “WBD” branch “Nazarovskoe Moloko”, Krasnoyarsk region (railway)
Tetra Pak Kiev, Ukraine	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Tetra Pak Lund, Sweden	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Tetra Pak Moerdijk, Netherlands	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Tetra Pak Wrexham, UK	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Tetra Pak Gornji Milanovac, Yugoslavia	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Tetra Pak Limburg, Germany	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Tetra Pak S.A. Rubiera, Italy	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Tetra Pak S.A., France	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Tetra Pak Arganda, Spain	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Tetra Pak Tubex, Portugal	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Tetra Pak Tubex, Thailand	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Bericap, France	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Tetra Pak Dijon, France	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
Tetra Pak Moscow, Russia	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

All periods are in calendar days. Calendar days are working days, saturdays,  sundays, excluding national holidays.

The above mentioned delivery periods are valid for fully-loaded transport facilities and may change due to force-majeure circumstances.

ПРОДАВЕЦ / SELLER	ПОКУПАТЕЛЬ / BUYER

Annex № 1.1 is valid from 01/02/2010  till 31/12/2010.

№№	Type of packaging material	Package volume, ml	Final price Seller’s warehouse (TP factory) EUR, Excl. VAT	Printing method

Delivery from: Tetra Pak Moscow (Russia)

1	TBA/m			Flexoline
	7045-810	1000 ml Base	[*] / 1000 packs
Add mats	MPM LS Strip 8856-951-01	Consumption: [*] kg / 1000 packs	[*] / kg

2	TBA/m			Flexoprocess
	7414-810	1000 ml Base	[*] / 1000 packs
Add mats	MPM LS Strip 8856-951-01	Consumption: [*] kg / 1000 packs	[*] / kg

3	TBA/m			Flexoline
	7045-835	1500 ml Slim	[*] / 1000 packs
	MPM LS Strip 8856-951-01	Consumption: [*] kg / 1000 packs	[*] / kg
Add mats	IS PEP Strip 8865-967-01	Consumption: [*] kg / 1000 packs	[*] / kg
	PULL Tab Strip 8729-728-01	Consumption: [*] km / 1000 packs	[*] / km

4	TBA/m			Flexoprocess
	7414-835	1500 ml Slim	[*] / 1000 packs
	MPM LS Strip 8856-951-01	Consumption: [*] kg / 1000 packs	[*] / kg
Add mats	IS PEP Strip 8865-967-01	Consumption: [*] kg / 1000 packs	[*] / kg
	PULL Tab Strip 8729-728-01	Consumption: [*] km / 1000 packs	[*] / km

5	TR/m			Flexoline
	8276-810	1000 ml	[*] / 1000 packs

6	TR/m			Flexoline
	8276-700	500 ml	[*] / 1000 packs

7	TR/m			Flexoline
	8276-560	250 ml	[*] / 1000 packs

8	TBA/m			Flexoprocess
	7414 - 813/ Recap3	1000 ml Slim	[*] / 1000 packs
	MPM LS Strip 8856-951-01	Consumption: [*] kg / 1000 packs	[*] / kg
Add mats	IS PEP Strip 8865-967-01	Consumption: [*] kg / 1000 packs	[*] / kg
	PULL Tab Strip 8729-728-01	Consumption: [*] km / 1000 packs	[*] / km

	7414 - 813/ Slim Cap	1000 ml Slim	[*] / 1000 packs
	MPM LS Strip 8856-951-01	Consumption: [*] kg / 1000 packs	[*] / kg
Add mats	IS PEP Strip 8865-963-01	Consumption: [*] kg / 1000 packs	[*] / kg
	PULL Tab Strip 8729-725-01	Consumption: [*] km / 1000 packs	[*] / km

ПРОДАВЕЦ / SELLER	ПОКУПАТЕЛЬ / BUYER

№№	Type of packaging material	Package volume, ml	Final price Seller’s warehouse (TP factory) EUR, Excl. VAT	Printing method

9	TFA/m			Flexoline
	4421 - 810	1000 ml Base	[*] / 1000 packs
Add mats	MPM LS Strip 8856-951-01	Consumption: [*] kg / 1000 packs	[*] / kg

Delivery from: Tetra Pak Kiev (Ukraine)

1	TB/m			Flexoprocess
	6065-811	1000 ml Square	[*] / 1000 packs
Add mats	MPM LS Strip 8856-951-01	Consumption: [*] kg / 1000 packs	[*] / kg
	Tetra Moulding 8798-997/98-01	Consumption: [*] kg / 1000 packs	[*] / kg
	Tetra Masterbatch 8797-997/98-01	Consumption: [*] kg / 1000 packs	[*] / kg

2	TB/m			Flexoprocess
	6065-701	500 ml Square	[*] / 1000 packs
Add mats	MPM LS Strip 8856-951-01	Consumption: [*] kg / 1000 packs	[*] / kg
	Tetra Moulding 8798-997/98-01	Consumption: [*] kg / 1000 packs	[*] / kg
	Tetra Masterbatch 8797-997/98-01	Consumption: [*] kg / 1000 packs	[*] / kg

3	TBA/m			Flexoprocess
	7414 - 460	200 ml Base	[*] / 1000 packs
	MPM LS Strip 8857-951-01	Consumption: [*] kg / 1000 packs	[*] / kg
Add mats	MPM LS Strip 8856-951-01	Consumption: [*] kg / 1000 packs	[*] / kg

4	TBA/m			Flexoprocess
	7414 - 465	200 ml Slim	[*] / 1000 packs
Add mats	MPM LS Strip 8856-951-01	Consumption: [*] kg / 1000 packs	[*] / kg

5	TBA/jl
	7369 - 460	200 ml Base	[*] / 1000 packs
Add mats	MPM LS Strip 8856-951-01	Consumption: [*] kg / 1000 packs	[*] / kg	Flexoprocess

6	TB/m			Flexoline
	6131-810	1000 ml Base	[*] / 1000 packs
Add mats	MPM LS Strip 8857-951-01	Consumption: [*] kg / 1000 packs	[*] / kg

7	TB/m			Flexoline
	6131-700	500 ml Base	[*] / 1000 packs
Add mats	MPM LS Strip 8857-951-01	Consumption: [*] kg / 1000 packs	[*] / kg

ПРОДАВЕЦ / SELLER	ПОКУПАТЕЛЬ / BUYER

№№	Type of packaging material	Package volume, ml	Final price Seller’s warehouse (TP factory) EUR, Excl. VAT	Printing method

Delivery from: Tetra Pak Kiev (Ukraine)

8	TBA/m			Flexoline
	7045-705	500 ml Slim	[*] / 1000 packs
Add mats	MPM LS Strip 8856-951-01	Consumption: [*] kg / 1000 packs	[*] / kg
	IS PEP Strip 8865-957-01	Consumption: [*] kg / 1000 packs	[*] / kg
	PULL Tab Strip 8729-724-01	Consumption: [*] km / 1000 packs	[*] / km

9	TBA/m			Flexoprocess
	7414-705	500 ml Slim	[*] / 1000 packs
Add mats	MPM LS Strip 8856-951-01	Consumption: [*] kg / 1000 packs	[*] / kg
	IS PEP Strip 8865-957-01	Consumption: [*] kg / 1000 packs	[*] / kg
	PULL Tab Strip 8729-724-01	Consumption: [*] km / 1000 packs	[*] / km

Delivery from: Tetra Pak Dijon (France)

1	TBA/m			Flexoprocess
	7476 - 470	200 ml Square	[*] / 1000 packs
Add mats	MPM LS Strip 8856-951-01	Consumption: [*] kg / 1000 packs	[*] / kg

Delivery from: Tetra Pak Limburg (Germany)

2	TPA/jll			Flexoprocess
	7134 - 811	1000 ml Square	[*] / 1000 packs
Add mats	LS Strip 8856-951-01	Consumption: [*] kg / 1000 packs	[*] / kg

№№	Type of packaging material	Package volume, ml	Final price Seller’s warehouse (TP factory) EUR, Excl. VAT	Printing method

Delivery from: Tetra Pak Lund (Sweden), Wrexham (UK)

1	ТТ-3/m			Flexoprocess
	4542-702	500 ml Midi	[*] / 1000 packs
Add mats	MPM LS Strip 8856-951-01	Consumption: [*] kg / 1000 packs	[*] / kg
	Tetra Moulding 8798/59-999-01	Consumption: [*] kg / 1000 packs	[*] / kg
	Tetra Masterbatch 8797-999-01	Consumption: [*] kg / 1000 packs	[*] / kg

2	ТТ-3/m			Flexoline
	4541-702	500 ml Midi	[*] / 1000 packs
Add mats	MPM LS Strip 8856-951-01	Consumption: [*] kg / 1000 packs	[*] / kg
	Tetra Moulding 8798/59-999-01	Consumption: [*] kg / 1000 packs	[*] / kg
	Tetra Masterbatch 8797-999-01	Consumption: [*] kg / 1000 packs	[*] / kg

Delivery from: Tetra Pak Gorny Milanovec (Serbia)

1	TBA/jk
	7464-701	500 ml Square	[*] / 1000 packs	Flexoprocess
Add mats	MPM LS Strip 8856-951-01	Consumption: [*] kg / 1000 packs	[*] / kg

Delivery from: Tetra Pak Arganda (Spain)

1	TPA/jl
	7131-561	250 ml Square	[*] / 1000 packs

ПРОДАВЕЦ / SELLER	ПОКУПАТЕЛЬ / BUYER

Add mats	MPM LS Strip 8856-951-01	Consumption: [*] kg / 1000 packs	[*] / kg	Flexoprocess
	IS PEP Strip 8865-917-01	Consumption: [*] kg / 1000 packs	[*] / kg
	PULL Tab Strip 8729-722-01	Consumption: [*] km / 1000 packs	[*] / km
	OS OPP Strip 8873-149-01	Consumption: [*] kg / 1000 packs	[*] / kg

2	TPA/jl
	7131-602	330 ml Square	[*] / 1000 packs
Add mats	MPM LS Strip 8856-951-01	Consumption: [*] kg / 1000 packs	[*] / kg	Flexoprocess
	IS PEP Strip 8865-184-01	Consumption: [*] kg / 1000 packs	[*] / kg
	PULL Tab Strip 8729-722-01	Consumption: [*] km / 1000 packs	[*] / km
	OS OPP Strip 8873-149-01	Consumption: [*] kg / 1000 packs	[*] / kg

№№	Type of caps	Final price Seller’s warehouse (TP factory) EUR, Excl. VAT

Delivery from: Sweden, Italy, France, England, Russia

1	ReCap3 for TBA 1000ml
	8940-001-01 white	[*] / 1000 pcs

2	StreamCap 2.1 for TBA 200 ml Sq
	8968-093-31/33 red/blue	[*] / 1000 pcs

3	ScrewCap for TT3
	8909-881-01 white 8909-881-34 red	[*] / 1000 pcs

5	ReCap2 for TBA 500 ml Slim
	8930-093-01 white	[*] / 1000 pcs

6	StreamCap for TBA 500ml Sq
	8958-001-34 orange	[*] / 1000 pcs

7	SlimCap for TBA 1000ml Slim
	8944-001-01 white	[*] / 1000 pcs

8	Simply Twist Light cap for TB Sq 1000 ml and 500 ml
	8979-909-01 white	[*] / 1000 pcs

Delivery from: Tubex (Portugal, Thailand)

1	U straws, 180mm long, 5 mm diam for TBA 330C Code:8776-193-02/03 / U1805	[*] / 1000 pcs
white/transparent

2	U straws, 180mm long, 5 mm diam for TBA 330C Code:8776-193-07 / U1805 orange	[*] / 1000 pcs

T straws, 150mm long,5/6 mm diam for TPA 250/330 Square
3	Code:8783-919-03 / Т15056	[*] / 1000 pcs

4	U straws, 165mm long, 4 mm diam for TBA 250B Code:8775-913-08 yellow	[*] / 1000 pcs

Delivery from: Tetra Pak Moscow (Russia)

1	U straws, 150mm long,4 mm diam for TBA 200B Code:8775-145-07 orange	[*] / 1000 pcs

ПРОДАВЕЦ / SELLER	ПОКУПАТЕЛЬ / BUYER

2	U straws, 150mm long, 4 mm diam for TBA 200B Code:8775-145-02/03 white/transp	[*] / 1000 pcs

3	U straws, 165mm long, 4 mm diam for TBA 250B Code:8775-913-02/03 white/transp	[*] / 1000 pcs

ПРОДАВЕЦ / SELLER	ПОКУПАТЕЛЬ / BUYER

ADDENDUM № 1

TO CONTRACT № P 10-1002 dated December 29, 2009

VENDOR MANAGED INVENTORY
(VMI)

Moscow                                                                                                                                                   29th of December, 2009

CJSC “Tetra Pak”, Moscow, hereinafter referred to as the “Seller”, represented by the Vice President, Sales Management Winfried Muehling acting on the basis of the power of attorney № 14-11/104 dated 01.01.2009, on the one part, and

ОАО “Wimm-Bill-Dann”, Moscow, Russia, hereinafter referred to as the “Buyer”, represented by Purchasing director Lyubimov A.I., acting on the basis of Power of Attorney w/n dd 03.07.2009, on the other part, have signed this Addendum No.1 (hereinafter referred to as the “Addendum”) to Contract № P10-1002 dated 29.12.2009 (hereinafter referred to as the “Contract”) as follows:

1.              VMI PROGRAM

1.1        Vendor Managed Inventory Program (“VMI Program”) is applied by the Parties with the purpose to improve logistics of the Seller’s packaging material supply by virtue of data sharing on a regular basis regarding the Buyer’s demand in particular SKUs.

1.2        The Parties hereby agree to use order placement procedure described herein as applied to the following packaging material SKUs (hereinafter referred to as “SKUs”):

Tera Brick Aseptic 1000 ml Slim for the following designs:

•      Domik v derevne 0,5% 950g

•      Domik v derevne 1,5% 950g

•      Domik v derevne 2,5% 950g

•      Domik v derevne 3,2% 950g

•      Domik v derevne 3,5% 950g

•      Domik v derevne 6% 950g

1.3         The order placement procedure for the VMI Program implies that the Seller supplies to the Buyer the SKUs included in the VMI Program on the replenishment basis, at the same time the Buyer does not need to place separate purchase orders. The quantity of the packaging material to be supplied is determined according to the Buyer’s rolling forecast subject to his production needs.

2.              DELIVERY TERMS

2.1        As an obligatory condition for the deliveries of packaging material as per this Agreement, the Buyer shall provide to the Seller the data regarding the Buyer’s demand in SKU on a weekly basis.

2.2        Every Monday (before 23:59, Moscow time) the Buyer shall e-mail the following data (Annex 1) to the Seller:

•                  The Buyer’s calculated weekly consumption per each SKU during each of the subsequent [*] weeks (“Rolling Forecast), this forecast does not include the data for a current week; and

•                  The Buyer’s stock level for each SKU included in VMI Program at the end of the previous week excluding any stock, which the Buyer is not using and in respect of which it has notified the Seller of a claim; and

•                  The Buyer’s actual consumption of each SKU during the previous week.

ПРОДАВЕЦ / SELLER	ПОКУПАТЕЛЬ / BUYER

2.3        Rolling Forecasts are not subject to amendments within the current week. All changes shall be introduced in the following Rolling Forecast.

2.4        According to the above data, the Seller effects shipments. SKU deliveries are effected subject to the Contract provisions, but for all that par. 1.2, 4.4, 5.3.1-5.3.5, 5.5, 5.8 and 10.3. of the Contract are not subject to use.

2.5        Every week the Seller provides to the Buyer a shipment schedule of each SKU for the following week.

2.6        The particular shipment dates for the following week are determined by the Seller. The Seller informs the Buyer of the above dates not later that Thursday, current week (till 12:00, Moscow time).

2.7        On the Buyer’s demand shipment dates for the following week might be changed but only subject to early request from the Buyer (not letter than Friday, current week till 12:00, Moscow time). In this case the Seller informs the Buyer of the new shipment dates for the next week not later than that Friday, till 17:00, Moscow time. The changes in shipment schedule for the current week is not allowed.

2.8        Transitional period. After the signing of this Agreement (after the VMI Program commences), the Seller stops to accept the Buyer’s orders for SKUs. All orders placed before the VMI Program start are to be fulfilled by the Seller under the Contract provisions. The Seller replenished the Buyer’s warehouse taking into account the already placed orders.

2.9        The Seller shall supply SKUs with a full truck load unless otherwise stipulated herein or agreed with the Buyer.

2.10  The Seller shall provide at the Buyer’s production site the agreed minimum stock level of packaging material for each SKU, but not more than the maximum lever at any time of this Addendum starting from the first delivery of packaging material under VMI Program.

2.11  The Parties hereby agree on minimum and maximum stock levels for each SKU (valid from the first delivery under VMI Program):

[*]

The agreed stock levels shall correspond to product safekeeping terms, and delivery time and conditions (i.e. full truck loads) from the Seller’s warehouse. However the Seller is entitled not to provide full truck loads in case an urgent shipment is required in order to meet the minimum stock level.

2.12  If at any time the Buyer becomes aware that, on ongoing basis, it requires more or less packaging material of a specific SKU than it has been forecasted, it shall immediately notify the Seller of the required additional quantity and when and for how long such amount will be required.

2.13  The Seller obliges to assume all possible measures to avoid the production of such quantity of packaging material that exceeds the Buyer’s needs due to the sudden decrease of production, cancellation of designs (SKUs), and/or design changes.

At the same time, the Buyer shall accept the delivery and pay for the packaging material produced by the Seller according to such a Rolling Forecast with the maximum [*] quantity and which was provided not earlier than [*] weeks before the Buyer’s notification of design changes or cancellation of VMI Program for certain SKU.

2.14  In cases mentioned in par. 2.14 the seller is entitled to effect the deliveries of packaging material by equal shipments within [*] weeks after the Buyer’s notification of design changes or cancellation of VMI Program.

3.             DESIGN CHANGES

3.1.      If the Buyer plans to change the current design version of the SKU, he shall give at least [*] weeks notice in writing to the Seller before the SKU with the new design will start be using..

3.2.      The above notification is sent with the Information in par. 2.2. If the notification is received later, then a [*] period commences from the next Monday. The notification received via e-mail is deemed as delivered to the

ПРОДАВЕЦ / SELLER	ПОКУПАТЕЛЬ / BUYER

                        Seller.

3.3.      In case the Buyer fails to comply with the above term (par. 3.1.), the Seller Is entitled to place production orders with an old design version in accordance with the Rolling Forecasts in order to provide the minimum stock level. The Buyer shall accept the delivery and pay for such packaging material produced by the Seller under the Contract provisions.

3.4.      In accordance with par. 2.14 the Buyer shall accept the delivery and pay for such packaging material produced by the Seller in accordance with the Rolling Forecasts of the Buyer, received before the notification about design changes. The Seller shall to stop order placing with old design version to the converting factory and also has to stop production of the already placed orders. But the Seller could continue to produce such orders with old design version for liability fulfillment according i.2.10.

4                LIABILITY.

VMI PROGRAM TERMINATION

4.1.     The Buyer is responsible for the accuracy of information he is providing to the Buyer, and the Seller shall not be liable for any negative consequences for the stock levels or any other negative consequences for the Buyer if this information is inaccurate.

4.2.     If the Buyer fails to provide the required information for one week during any period, the Parties shall jointly endeavour to solve any difficulties arising, at the same time the Buyer’s entitlement to the VMI Program shall not be affected. However, if the Buyer fails to provide information for two or more weeks within any period, the Seller shall have the right to withhold the VMI Program.  The Seller in this case should notify the Buyer in written.

4.3.     Upon the Seller’s termination of the VMI Program the Seller provides following information to the Buyer:

•           current stock;

•           planned production;

•           stock in transit,

and the Buyer shall accept the delivery of produced packaging material under par 2.14 and 2.15.

4.4.     The Seller shall be responsible for maintaining quantities of the SKU within the agreed minimum and maximum stock level of the Buyer (par. 2.11) unless otherwise agreed.

4.5.     Where the Seller produces a quantity of the SKUs over and above the maximum stock level, the Seller shall store such additional quantity at his own premises, or premises of any third party at his own expense. This paragraph is not applicable if the Seller supplied packaging material above the maximum stock level in order to meet the Buyer’s production needs according to his Rolling Forecasts as well as in cases mentioned in par. 2.14 -2.15, 3.4.

4.6.     If at any time the Buyer fails to maintain the minimum stock level of an SKU eligible for the VMI Program, the Seller shall immediately supply this SKU in a sufficient quantity to maintain the minimum stock level. The Buyer is entitled to charge the Seller with a penalty in the amount set in the par.5.7. of the Contract on the price of not-delivered packaging material for each day of delay till the moment the minimum stock level is provided. Such penalty starts from the week that follows the one when the stock level decreased below the minimum level provided that this level was not filled up by the Seller till such a week.

5.              OTHER TERMS

5.1.           All Contract provisions not included herein, are subject to no alteration.

5.2.           The Addendum becomes effective from 01.01.2010.

5.3.           All agreements, negotiations and correspondence on the contractual issues between the Parties preceding the time of the Addendum signing, become null and void after the signing of the Addendum.

5.4.           This Addendum is drawn up in two equally valid copies and forms the integral part of the Contract.

ПРОДАВЕЦ / SELLER	ПОКУПАТЕЛЬ / BUYER

ПРОДАВЕЦ / SELLER	ПОКУПАТЕЛЬ / BUYER